VIRTUALSELLERS.COM, INC.
1000 - 120 North LaSalle Street
Chicago, Illinois 60602

May 30, 2001

Healthscape, Inc.
c/o Penne Stockinger
345 Greenoaks Drive
Atherton, CA 94027

Attention: Ms. Penne Stockinger

Re: Purchase of certain assets of Healthscape, Inc. (the "Vendor") by Virtualsellers.com, Inc. (the "Purchaser")

In this letter agreement ("Letter Agreement") the Purchaser agrees to buy and the Vendor agrees to sell certain assets for the price and upon the terms hereinafter set forth.

Each of the Purchaser and the Vendor, having received good, valuable and sufficient consideration for the agreements made by them in this Letter Agreement, do hereby agree as follows:

    On the Closing Date (as hereinafter defined) and subject to the terms of this Letter Agreement, the Vendor will sell, assign and transfer to the Purchaser, and the Purchaser will purchase, a 100% undivided interest in and to the assets listed in Schedule "A" to this Letter Agreement (the "Assets"), free and clear from any and all liens, charges and encumbrances whatsoever.

    The closing of the transaction contemplated by this Letter Agreement shall occur on or before May 30, 2001 on a date (the "Closing Date") to be determined by the mutual agreement of Purchaser and Vendor at the offices of Purchaser's solicitors in Vancouver, British Columbia.

    The purchase price for the Assets shall be $250,000, payable on the Closing Date in common shares in the capital of Purchaser, each of which will be issued at a deemed price per share equal to the average of the price of the last trade (sale) of the day for each day during the ten day period ending on the Closing Date (the "Purchase Shares"). The Purchase Shares will be issued to the Vendor on the Closing Date unless, at least 10 days before the Closing Date, the Vendor delivers a written direction to the Purchaser instructing the Purchaser to issue the Purchase Shares to a nominee, in which event the Purchase Shares will be issued to the named nominee on the Closing Date.

    The Purchase Shares have not been and will not be registered under the United States Securities Act of 1933 (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. Persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in case only in accordance with applicable state securities laws.

    The Purchase Shares will be subject to a one year hold period. The Vendor will provide and execute all representations and collateral agreements as are necessary to ensure that the issuance of the Purchase Shares complies with the requirements of all applicable securities legislation.

    The Purchaser will issue the Purchase Shares from treasury as fully-paid and non-assessable shares in the capital of the Purchaser, free and clear of all liens, charges and encumbrances except as expressly provided for in Sections 4 and 5 of this Letter Agreement.

    From the date hereof until the Closing Date (the "Pre-Closing Period"), the Vendor will:

      not sell or dispose of any of the Assets;

      preserve, protect and maintain the Assets;

      not suffer or permit any encumbrance to attach to or affect any of the Assets;

      not enter into any transaction which could cause any representation or warranty of the Vendor contained herein to be incorrect on the Closing Date or constitute a breach of any covenant or agreement of the Vendor contained herein;

      give to the Purchaser and the Purchaser's counsel, accountants and other representatives full access, during normal business hours throughout the Pre-Closing Period, to the Assets and to all of the Vendor's books and records relating to the Assets, and will promptly furnish to the Purchaser during that period all such information as the Purchaser may request;

      on or before the Closing Date, obtain the consent of any third parties that is necessary to effect the transfer of the Assets to the Purchaser at the Closing; and

      take or cause to be taken all corporate action as is necessary, including obtaining shareholder approval if necessary, to validly and effectively ratify the execution and delivery of this Letter Agreement by the Vendor and authorize the closing of the transactions contemplated hereby.

    Except as set expressly set forth to the contrary in this Agreement, the Assets are being sold and transferred to the Purchaser on an "as-is, where is" basis, without representation or warranty as to their condition, merchantability or fitness for a particular purpose. The Vendor represents and warrants to the Purchaser, with the intent that the Purchaser shall rely on such representations and warranties in entering into this Letter Agreement and in closing the transactions contemplated hereby, that:

      the Vendor was a corporation duly incorporated and validly and voluntarily dissolved pursuant to Chapter 19 of the California General Corporation Law, and has the power and capacity to own and dispose of the Assets as contemplated by this Letter Agreement;

      any software included in the Assets is an original work, as that term is used in the law of copyright, and does not include any "shareware", "freeware" or other third party software;

      the Vendor has not previously, in any manner whatsoever, granted, licensed, transferred or assigned all or any part of its right, title, benefit and interest in the Assets (or any of them) to any persons and no person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of the Assets (or any of them);

      the Vendor owns all of the right, title and interest in and to each of the Assets, free and clear of all liens, charges, pledges, security interests and encumbrances whatsoever;

      Schedule "A" contains a complete and accurate list of all the Assets;

      the Vendor does not own and has not applied for any patents, trade or brand names or trade marks;

      the Vendor is not a party to any registered user agreements or restrictive covenants;

      there is no legal action pending or threatened by any person or entity relating to the Assets and the Vendor is not aware of any adverse claim which has ever been, or is currently being, threatened against the Assets;

      no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required or desirable in connection with the sale of the Assets by the Vendor to the Purchaser pursuant to this Letter Agreement;

      no representation or warranty in this Letter Agreement contains any untrue statement of a material fact or fails to state any material fact necessary to make any of them not misleading;

      the execution and delivery of this Letter Agreement and the completion of the transactions contemplated by this Letter Agreement has been or will, prior to the Closing Date be, duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Letter Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms;

      neither the execution and delivery of this Letter Agreement, nor the completion of the purchase and sale contemplated by this Letter Agreement will:

        violate any of the terms and provisions of the constating documents or bylaws or articles of the Vendor, or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Vendor or any of the Assets;

        give any person the right to terminate, suspend the operation of, cancel or remove any of the Assets; or

        result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable other than any requisite sales tax payable by the Purchaser in connection with the purchase and sale.

    The Purchaser represents and warrants to the Vendor, with the intent that the Vendor shall rely on these representations and warranties in entering into this Letter Agreement and in concluding the transactions contemplated hereby, that:

      the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the power and capacity to enter into this Letter Agreement and carry out its terms;

      the execution and delivery of this Letter Agreement and the completion of the transactions contemplated by this Letter Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Letter Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; and

      the Purchase Shares, when issued, will be issued as fully paid and non-assessable shares free and clear of all liens, charges, claims or encumbrances, except as expressly provided for in Sections 4 and 5 of this Letter Agreement.

    All representations, warranties, covenants and agreements made by the Vendor and the Purchaser in this Letter Agreement or under this Letter Agreement shall, unless otherwise expressly stated, survive the Closing.

    The Purchaser's obligation to close the transactions contemplated by this Letter Agreement, including the obligation to deliver the Purchase Shares, is subject to the following conditions precedent which are to be satisfied, as applicable, on or before the Closing Date:

      that the Purchaser and its solicitors shall have had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that the Purchaser and its solicitors are satisfied with the results thereof;

      that the Purchaser and its solicitors will have had a reasonable opportunity to prepare and approve of all documentation required to complete the purchase of the Assets;

      that the representations and warranties of the Vendor contained in this Letter Agreement and in any certificate or document delivered pursuant to this Letter Agreement or in connection with the transactions contemplated hereby shall be true at and as of the Closing Date as if such representations and warranties were made at and as of such time;

      that the Vendor shall have performed and complied with all of the agreements, covenants and conditions required by this Letter Agreement to be performed or complied with by it on or before the Closing Date;

      that between the date hereof and the Closing Date, no change, event, or circumstance has occurred which materially adversely affects the Assets;

      that during the Pre-Closing Period the Vendor shall have provided all information as may be necessary to update or complete Schedule "A" hereto; and

      that no legal or regulatory action or proceeding shall be pending or threatened on the Closing Date by any person to enjoin, restrict or prohibit the purchase and sale of the Assets.

    The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or before the Closing Date by delivering to the Vendor a written waiver to that effect signed by the Purchaser.

    On the Closing Date the Vendor shall deliver or cause to be delivered to the Purchaser:

      such bills of sale, transfer documents and assignments, in form and content satisfactory to the Purchaser, as are appropriate to effectively vest good and marketable title to the Assets in the Purchaser, immediately registrable in all places where registration of such instruments is required;

      any consents or approvals required to be obtained by the Vendor for the purpose of validly assigning the Assets to the Purchaser;

      possession of the Assets, free and clear of any liens, charges or other encumbrances and of any other claim to possession;

      a certificate of the Vendor dated as of the Closing Date, acceptable in form and content to the Purchaser, certifying that:

        the execution and delivery of this Letter Agreement and the completion of the transactions contemplated hereby were duly authorized by the Vendor in accordance with law;

        the wind up and dissolution of the Vendor and the eventual sale of the Assets to the Purchaser as contemplated by this Letter Agreement was duly authorized by the Shareholders of the Vendor and was in accordance with law; and

        the representations and warranties of the Vendor contained in this Letter Agreement are true as of the Closing Date;

      a legal opinion of the solicitors for the Vendor, in form and content satisfactory to the Purchaser, to the effect that all necessary steps and corporate proceedings have been taken by the Vendor to permit the sale of the Assets as contemplated hereby, that this Letter Agreement and all documents and instruments delivered pursuant hereto have been duly and validly authorized, executed, and delivered by the Vendor and will constitute valid and legally binding obligations of the Vendor, and confirming such other matters as the Purchaser may reasonably require; and

      all such other documents and instruments as the Purchaser may reasonably require.

    On the Closing Date the Purchaser shall deliver or cause to be delivered the Purchase Shares to the Vendor or to a nominee, if so directed by the Vendor pursuant to this Letter Agreement.

    From the date of this Letter Agreement to the Closing Date, the Assets shall be and remain at the risk of the Vendor.

    After Closing, the Purchaser will be entitled but not obligated, at the Purchaser's expense, to:

        register copyright to any part or version of the Software in the name of the Purchaser or as may otherwise be appropriate in all copyright registry offices that the Purchaser may determine;

        mark the Purchaser's copyright notice on all copies of the Software and upgrades;

        register trade marks in association with the Software; and

        apply for patent protection for the Software or any function or feature thereof.

    The Vendor covenants and agrees to cooperate with the Purchaser and to take all such actions and to execute and deliver all documentation as may be necessary to facilitate the registrations referred to in Section 15 of this Letter Agreement.

    The parties shall execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Letter Agreement.

    If under this Letter Agreement or any document delivered under this Letter Agreement the Vendor becomes obligated to pay any sum of money to the Purchaser, then such sum may at the election of the Purchaser, and without limiting or waiving any right or remedy for the Purchaser under this Letter Agreement, be set-off against and shall apply to any sum of money or security owed by the Purchaser to the Vendor until such amount has been completely set-off.

    This Letter Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Letter Agreement.

    Time shall be of the essence of this Letter Agreement.

    This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

    Delivery of an executed copy of this Letter Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Letter Agreement as of the date set forth on page one of this Letter Agreement.

    Unless otherwise provided, all dollar amounts referred to in this Letter Agreement are in lawful money of the United States.

    This Letter Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors, and assigns.

    Wherever there is any conflict between any provision of this Letter Agreement and any present or future statute, law, ordinance, or regulation against which the parties have no legal right to contract, the latter will prevail; but in such event the provision of this Letter Agreement thus affected will be curtailed and limited only to the extent necessary to bring it within the requirements of the law. If any term, provision, covenant, or condition of this Letter Agreement or the application thereof to any person or circumstance will, at any time or to any extent, be invalid, illegal, voidable, or unenforceable, then the remainder of this Letter Agreement or the application thereof to persons or circumstances other than those as to whom it is held invalid, illegal, voidable, or unenforceable will not be affected thereby, and each term, provision, covenants, and condition of this Letter Agreement will be and remain valid and enforceable to the fullest extent permitted by law. If any tribunal or Court of competent jurisdiction deems any provision hereof (other than for the payment of money) unreasonable, then the said tribunal or Court may declare a reasonable modification hereof, and this Letter Agreement will be valid and enforceable, and the parties hereto will be bound by and perform the same, as so modified.

    Any notice required or permitted to be given under this Letter Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail posted in the United States, the notice to the following address or number:

    If to the Purchaser:

    VirtualSellers.com, Inc.
    1000 - 120 North LaSalle Street
    Suite 1000
    Chicago, Illinois, 60602

    Attention: Mr. Dennis Sinclair
    Facsimile No.:  (312) 920-1870

    with a copy to:

    Clark, Wilson
    800 - 885 West Georgia Street
    Vancouver, B.C., Canada V6C 3H1

    Attention: Mr. Virgil Z. Hlus
    Facsimile No.:  (604) 687-6314

    If to the Vendor:

    Healthscape, Inc.
    345 Greenoaks Drive
    Atherton, CA 94027
    Telephone (650) 255-6269

    Facsimile No.:  (650) fwingdings;

    (or to such other address or number as any party may specify by notice in writing to another party). Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

    When the context hereof makes it possible, the word "person" appearing in this Letter Agreement includes in its meaning any firm and any body corporate or politic.

    This Letter Agreement will be governed by and construed in accordance with the law of Illinois, and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of Illinois in any proceeding hereunder. In accordance with the International Sale of Goods Act R.S.B.C. 1996, c. 236 and Article 6 of the United Nations Convention on Contracts for the International Sale of Goods set out in the schedule thereto, the parties hereby exclude from this Letter Agreement, the application of the United Nations Convention on Contracts for the International Sale of Goods.

    Any Schedule attached hereto is hereby incorporated into this Letter Agreement and forms a part hereof. All terms defined in the body of this Letter Agreement will have the same meaning in any Schedule attached hereto.

    If you accept the foregoing terms and conditions, please date, sign and return the enclosed copy of this Letter Agreement to the undersigned.

    Yours very truly,

    VIRTUALSELLERS.COM, INC.

    Per: /s/ Dennis Sinclair
    Authorized Signatory

    Accepted and agreed to May ___, 2001.

    HEALTHSCAPE, INC.

    Per: /s/ Penne Stockinger
    Authorized Signatory

  SCHEDULE A

  ASSETS

  Healthscape Software (the "Software") which includes, without limitation, the following:

      all object code and source code for the Software (the "Code");

      all written materials developed for use by developers of the Software (the "User Documentation");

      all development tools that are required for the development, modification and maintenance of the Code for the Software with the exception of JESS, which will require a separate license agreement for the runtime libraries of the expert system shell;

      all business names, domain names, domain name registrations and applications, uniform resource locators (URLs), copyrights, drawings, logos, designs, trade secrets, confidential information, processes, technology, research data, inventions and other industrial or intellectual property rights relating to the Software (the "Software Intellectual Property Rights");

      the right to develop, upgrade, enhance and otherwise modify versions of the Software or any part thereof for any purpose whatsoever;

      the right to apply for registration of any and all Software Intellectual Property Rights;

      the right to use any trade name, title, brand, or mark, including the trade marks, in association with the Software that the Purchaser deems appropriate;

      the right to sell, transfer, assign or license the Software; and

      the right to sue for infringement of any and all Software Intellectual Property Rights.

  Intellectual Property Rights

Copyright: Certificate of Registration with U.S. Copyright Office for:

(a) corporate website

(b) beta website

Filed August 4, 2000.